Exhibit (G)(6)

AMENDMENT TO AGREEMENT
FOR FUND ADMINISTRATION,
FUND ACCOUNTING SERVICES,
TRANSFER AGENCY SERVICES
AND CUSTODY SERVICES
BETWEEN

THE FBR FAMILY OF FUNDS
AND
FBR NATIONAL BANK & TRUST

The following amendments are hereby made to the Agreement for Fund Administration, Fund Accounting Services, Transfer Agency Services and Custody Services ("Agreement") dated August 24, 2000 by and between The FBR Family of Funds and Rushmore Trust and Savings, FSB.

  Whereas on March 31, 2001 Rushmore Trust and Savings, FSB converted from a federal savings bank to a national bank charter to be known as FBR National Bank & Trust and was immediately acquired by Friedman, Billings, Ramsey Group, Inc., the name Rushmore Trust and Savings, FSB shall be replaced throughout the Agreement with FBR National Bank & Trust (the "Company").

  Effective November 1, 2001, the following technical correction is made to Exhibit 2 of the Agreement:

For asset levels greater than $20MM and less than or equal to $50MM, the annual fee per fund shall equal $200,000 plus 33 1/3% of amount greater than $20MM.

FBR National Bank & Trust	FBR Family of Funds

/s/ Linda R. Paisley	/s/ Winsor H. Aylesworth
Linda R. Paisley	Winsor H. Aylesworth
President and CEO	Vice President and Treasurer

Date: 11/20/01